EXHIBIT 10.30

October 23, 2004

Steve Yin

2675 Boca Raton St.

Del Mar CA 92014

Dear Steve:

It’s been a pleasure speaking with you, and I trust that we gave you an appreciable understanding of the position for which you have been considered. We would like you to know that individuals with whom you spoke think very highly of you from both a personal and professional standpoint, and we feel that you can make a decided contribution to our team. Therefore, on behalf of St. Bernard Software, Inc., I am pleased to offer you the position of Vice President Marketing, reporting to John Jones, CEO. Your responsibilities will be as outlined during the interview process.

The pertinent points of the offer are:

Start Date:	November 1st, 2004. Please arrive at 8:30 am on your first day.

Salary:	$6,041.66 paid twice a month ($ 145,000 if annualized.)

Bonus:	You will be immediately eligible for the executive bonus program. You will be eligible for the 2004 program on a prorated basis. 2004 program includes 30% potential if quarterly company goals are met and 15% additional kicker if annual goals are met. Details for future programs are outlined at the beginning of each year.

Sign on Bonus:	After completing 6 months of employment, you will receive a performance review and a one time sign on bonus of $10,000.

Stock Options:	As part of your employment offer, the Board of Directors will be petitioned to grant you the following incentive stock options:

Number of Shares: 100,000

Vesting Schedule: 3 years per stock option plan

Benefits:	Current Benefits include Medical, dental, life, and long-term disability insurance, voluntary vision, additional voluntary life, 401(k) program, holidays, educational reimbursement, and you will accrue 140 hours of PTO (Personal Time Off) during your first year of employment. All benefits are available the first day of the month following hire.

Employment Agreement

As a further condition of employment, you are required to read, sign and abide “Proprietary Information, Inventions, and Non-Solicitation Agreement”. You will also be asked to provide two Documents establishing your identity and work authorization (i.e. drivers’ license and social security card, birth certificate or passport) so that we can comply with the Immigration Reform and Control Act of 1986.

Employment At Will

If you accept this offer, your employment with St. Bernard Software will be considered employment at-will. This means that employment is for an unspecified duration and constitutes at-will employment within the meaning of California Labor Code Section 2922. Either party has the freedom to terminate the relationship at any time with or without cause or advance notice. No employee of St. Bernard, other than the President, has the authority to alter the at-will employment relationship.

To indicate your acceptance of this offer on the terms and conditions described in this letter, please sign and date this letter where indicated, fax a copy to 858-676-2228 no later than October 27th, 2004 and bring with you on your first day of employment.

Steve, we look forward to you joining St. Bernard Software and are excited about you joining our team. We look forward to welcoming you as a new and key member of St. Bernard Software’s Team and to creating a mutually successful and prosperous business relationship! If you have any questions, please feel free to contact me 858-524-2080. I will be very glad to assist you in any way.

Sincerely,

April Juric

Vice President, Human Resources

PLEASE SIGN AND RETURN THIS COMPLETE LETTER TO CONFIRM YOUR ACCEPTANCE OF THIS OFFER.

/s/ STEVE YIN	10-25-2004
Steve Yin	Date